Exhibit 4.3

WARRANT TO PURCHASE SECURITIES

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION. EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT COMPLIANCE WITH THE TERMS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY.

Company:	Applied Precision Holdings, LLC
Number of Shares:	40,000
Class of Securities:	Preferred Units
Warrant Price:	$1.00 per share
Issue Date:	August 25, 2004
Expiration Date:	August 25, 2014

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK (“Holder”) is entitled to purchase the number of fully paid and nonassessable Preferred Units (the “Shares”) of Applied Precision Holdings, LLC (the “Company’) at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE. 1.1    Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2    Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3    Fair Market Value. If the Company’s common units are traded in a public market and the Shares are common units, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common units are traded in a public market and the Shares are preferred units, the fair market value of a Share shall be the closing price of a share of the Company’s common units reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common units into which a Share is convertible. If the Company’s common units are not traded in a public market, the Board of Managers of the Company shall determine fair market value in its reasonable good faith judgment. For purposes of this Section 1.3, the Company’s “common units” and “preferred units” shall include any shares of common stock or preferred stock, respectively, of any successor corporation of the Company.

1.4    Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired (if the Shares are represented by certificates) and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6    Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means (a) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions, (b) the consummation of the merger, reorganization or consolidation of the Company with or into another entity in one transaction or a series of related transactions (except a merger, reorganization or consolidation in which the holders of capital stock or other equity interests of the Company immediately prior to such merger, reorganization or consolidation continue to hold at least 50% of the voting power of the capital stock or other equity interests of the Company or the surviving or acquiring entity), or (c) the closing of the transfer (whether by merger, reorganization, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock or voting equity interests of the Company (or the surviving or acquiring entity); provided, however, that a transaction shall not constitute an Acquisition if its sole purpose is to change the state of the Company’s incorporation or organization (“Incorporation Event”), to create a holding company in which all of the equity securities of the Company will be owned by persons who held securities in the Company’s immediately prior to such transactions (“Holding Company Event”), or to convert the Company to corporate form in a transaction in which all of the equity securities of the Company will be owned by persons who held securities in the Company’s immediately prior to such transactions (“Corporate Conversion”). Upon the consummation of an Incorporation Event, a Holding Company Event or Corporate Conversion, the Company or its successor shall promptly issue to Holder a new Warrant for the same securities, cash and property of the successor as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for such event and subsequent closing.

1.6.2 Treatment of Warrant at Acquisition.

A)       Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B)       Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

C)       Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock/units of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

1.7    LLC Agreement. If the Holder (or any other holder of this Warrant) is not already a party to the LLC Agreement (as hereinafter defined), the Holder’s (or, as applicable, the other holder’s) right to exercise this Warrant and the Company’s obligation to deliver Shares upon exercise of the Warrant are subject to the execution by the Holder (or other holder) of a supplemental signature page or instrument of accession to the LLC Agreement pursuant to which the Holder (or other holder) becomes a party to the LLC Agreement as a “Member.”

  ARTICLE 2.    ADJUSTMENTS TO THE SHARES. 2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common units, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2    Reclassification, Exchange, Combinations, Substitution or Recapitalization. Upon any reclassification, exchange, substitution, recapitalization or other event (including, without limitation, Incorporation Event, a Holding Company Event or Corporate Conversion) that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, recapitalization or other similar event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common units (or stock, if applicable) pursuant to the terms of the Company’s Amended and Restated Limited Liability Company Agreement dated January 18, 2002, as amended (as in effect from time to time, the “LLC Agreement”), upon the closing of a registered public offering of the Company’s common units (or common stock of Company’s successor, if applicable). The Company or its successor shall promptly issue to Holder an amendment to this Warrant selling forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution, recapitalization or other similar event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, recapitalization or other similar events.

2.3    [omitted]

2.4    No Impairment. The Company shall not, by amendment of its LLC Agreement or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. Notwithstanding the foregoing, the Company shall not have been deemed to have impaired Holder’s rights hereunder if it amends the LLC Agreement, its Certificate of Incorporation or similar organizational document, or the holders of the Shares waive rights thereunder, in a manner that does not affect Holder in a manner different from the effect that such amendments or waivers have on the rights of the holders of the Shares.

2.5    Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6    Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY. 3.1 Representations and Warranties. The Company represents and warrants to the Holder as follows:

(a)    The initial Warrant Price referenced on the first page of this Warrant is not greater than (i) the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold and (ii) the fair market value of the Shares as of the date of this Warrant.

(b)    All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)    The Capitalization Table dated July 31, 2004 previously provided to Holder remains true and complete as of the Issue Date.

3.2    Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its units, whether in cash, property, stock, or other securities and whether or not a regular cash dividend, but expressly excluding any dividends or distributions pursuant to the LLC Agreement for the purpose of paying (i) taxes on the income of the Company allocated to its members and/or (ii) the Senior Preferred Return (as defined in the LLC Agreement); (b) to offer for sale additional shares of any class or series of the Company’s units; (c) to effect any reclassification or recapitalization of any of its units; (d) to merge or consolidate with or into any other company, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common units will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common units will be entitled to exchange their common units for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. Holder agrees, as Holder and not in any other capacity, to use good faith efforts to grant any required consents or approvals, and to use good faith efforts to expedite granting a waiver of any notice periods, applicable to any Incorporation Event, a Holding Company Event or Corporate Conversion.

3.3    Registration Under Securities Act of 1933, as amended. The Company agrees that the common stock into which the Shares issuable to Holder upon exercise or conversion of this Warrant are convertible shall have the registration rights that Holder may be granted under that certain Registration Rights Agreement dated as of January 18, 2002 (the “Rights Agreement”) by and among the Company, certain investors, and certain founders that do not require the prior written consent of the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) (i.e., Holder may include securities in any registration only to the extent that the inclusion thereof does not limit the number of Registrable Securities included therein or adversely affect the offering price thereof), subject to the terms and conditions of the Rights Agreement (i.e., agreements with respect to indemnification and other matters). The Company further agrees to use its best efforts to include Silicon Valley Bank as a Holder pursuant to the Rights Agreement, such that the common stock into which the Shares issuable to Silicon Valley Bank upon exercise or conversion of this Warrant are convertible shall thereupon have the registration rights pursuant to and as set forth in Section 2 (“Piggyback Registration”) of the Rights Agreement, such inclusion to occur as promptly as possible after the execution and delivery of this Warrant, and in any event at the time of the next amendment or amendment and restatement of the Rights Agreement or other consent request of the parties to the Rights Agreement. Silicon Valley Bank shall become included as a Holder under the Rights Agreement by executing an agreement which at the time of execution and delivery thereof by Holder is in form and substance acceptable to Silicon Valley Bank in its sole and absolute discretion. The provisions set forth in the Rights Agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights held by holders of similar numbers of Shares and with other shares of the same series and class as the Shares granted to the Holder.

3.4    No Shareholder Rights. Except as expressly provided in this Warrant, the Holder will not have any rights as a shareholder or member of the Company until after the exercise of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1    Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2    Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3    Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4    Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5    The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the 1933 Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

4.6    Market Standoff Period: Agreement. The Holder hereby agrees that it shall not, to the extent requested by an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities (as defined below) or other shares of stock of the Company then owned by the Holder (other than to affiliates of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company; provided, however, that:

(a)    such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

(b)    all executive officers and directors of the Company holding capital stock of the Company and all holders of more than 5% of the outstanding capital stock of the Company enter into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

For purposes of this Section, “Registrable Securities” means (1) all the shares of Common Stock of the Company or any successor thereto issued or issuable upon the conversion of any Shares (including any Shares that may be issued upon exercise of this Warrant) and (2) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1); excluding in all cases, however, any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Act.

ARTICLE 5. MISCELLANEOUS.

5.1    Term: This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2    Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form (together with any other legends required by law):

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER

HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL INFORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT COMPLIANCE WITH THE TERMS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY.

5.3    Compliance with Securities Laws on Transfer and LLC Agreement.

(a)    This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to Silicon Valley Bancshares (Holder’s parent company) or any other affiliate of Holder. Additionally, the Company agrees that an opinion of counsel will not be required if each of the Company and its transfer agent (if applicable) agree, based on its good faith business judgment assessment of compliance of the proposed disposition with the applicable provisions of Rule 144 or Rule 144A, including whether there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

(b)    Except as otherwise provided for herein, this Warrant and the Shares issuable upon exercise of this Warrant shall not be assigned, disposed, sold, mortgaged, pledged or otherwise transferred in whole or in part without compliance with Article VII of the LLC Agreement.

5.4    Transfer Procedure. Upon receipt by Holder of the executed Warrant, Holder will transfer all of this Warrant to Silicon Valley Baneshares, Holder’s parent company, by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing Company with written notice, Silicon Valley Bancshares and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Silicon Valley Bancshares or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5    Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Silicon Valley Bancshares

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone:         408-654-7400

Facsimile:           408-496-2405

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Applied Precision Holdings, LLC

Attn:    Chief Executive Officer and

             Chief Financial Officer

1040 12th Avenue N.W.

Issaquah, WA 98027

Telephone:          425-557-1000

Facsimile:           425-557-1055

with a copy to:

Heller Ehrman White & McAuliffe LLP

701 Fifth Ave., Suite 6100

Seattle, WA 98104-7098

Telephone:           206.447.0900

Facsimile:           206.447.0849

Attention:           John W. Robertson

5.6    Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7    Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

5.8    Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

5.9    Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[The remainder of this page is left blank intentionally.]

“COMPANY”

APPLIED PRECISION HOLDINGS, LLC		By:	/s/ Bruce Holdren
		Name:	Chief Financial Officer
By:	/s/ Ronald Seubert		(Print)
Name:	Ronald C. Seubert	Title:	Chief Financial Officer, Secretary,
	(Print)		Assistant Treasurer or Assistant
Title:	Chairman of the Board, President or		Secretary
Vice President

“HOLDER”

SILICON VALLEY BANK

By:	/s/ Patrick McCarthy
Name:	Patrick McCarthy
(Print)
Title:	Sr. Vice President

APPENDIX 1

NOTICE OF EXERCISE

1.    Holder elects to purchase                      Preferred Units of Applied Precision Holdings, LLC pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.    Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                      of the Shares covered by the Warrant.

(Strike paragraph that does not apply.]

2.    Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3.    By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:
By:
Name:
Title:
(Date):

ASSIGNMENT

For value received, Silicon Valley Bank hereby sells, assigns and transfers unto:

Name: Silicon Valley Bancshares

Address: 3003 Tasman Drive (HA-200)

Santa Clara, CA 95054

Tax ID: 1-1962278

that certain Warrant to Purchase Stock issued by Applied Precision Holdings, LLC (the “Company”), on August 25, 2004 (the “Warrant”) together with all rights, title and interest therein.

SILICON VALLEY BANK

By:	/s/ Patrick McCarthy

Name	Patrick McCarthy

Title	Sr. Vice President

Date: August 25, 2004

By its execution below, and for the benefit of the Company, Silicon Valley Bancshares makes each of the representations and warranties set forth in Article 4 of the Warrant as of the date hereof.

SILICON VALLEY BANCSHARES

By:	/s/ Paulette Menas

Name	Paulette Menas

Title	Treasurer